77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch US Government Fund held on August 31, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Funds were voted as follows:

For

Against

Abstain

77,940,093

2,197,591

2,114,710

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Funds were voted as follows:

For

Against

Abstain

77,754,360

   2,271,411

2,226,623

At an additional special meeting of all shareholders of Merrill Lynch US Government Fund held on October 5, 2006, the results were as follows:

PROPOSAL 1.

To approve an Agreement and Plan of Reorganization of Merrill Lynch US Government Fund into BlackRock Government Income Portfolio. With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

102,338,159

3,687,758

4,949,123